Exhibit 2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Among

GREGORY J. GIBSON,

"Gibson"

STONY'S TRUCKING CO.,

the "Company"

B-RIGHT INTERMODAL TRANSPORTATION, INC.,

B-RIGHT TRUCKING CO.,

the "Subsidiaries" of the Company

Collectively with the Company, the "Companies"

And

CORPORATE VISION, INC.

the "Parent"

and

STONY'S ACQUISITION CORP.

"SAC"

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of the 5th day of March 2002, by and among Gregory J. Gibson, an individual ("Gibson"), Stony's Trucking Co., an Ohio corporation (the "Company"), B-Right Intermodal Transportation, Inc., an Ohio corporation and wholly-owned subsidiary of the Company, B-Right Trucking Co., an Ohio corporation and wholly-owned subsidiary of the Company (hereinafter collectively referred to as the "Subsidiaries", and, with the Company, collectively referred to as the "Companies"), Corporate Vision, Inc, an Oklahoma corporation (the "Parent"), and Stony's Acquisition Corp., an Ohio corporation ("SAC") (the Parent, SAC, Gibson, and Companies being collectively referred to as the "Parties").

RECITALS

WHEREAS, the Company is a duly authorized Ohio corporation, conducting business as a transporter of goods and commodities, and more particularly, as a non-asset based common and contract carrier, headquartered at 492 McClurg Road, Youngstown, Ohio 44512;

WHEREAS, B-Right Intermodal Transportation, Inc. and B-Right Trucking Co. are wholly owned subsidiaries of the Company;

WHEREAS, Gibson is the sole shareholder of the Company;

WHEREAS, the Parent is a duly authorized Oklahoma corporation doing business at 3540 E. 31st, Suite 1, Tulsa, Oklahoma 74135 and 3 Broad Street, Suite 300, Charleston, South Carolina 29401, currently publicly traded on OTCBB under the symbol "CVIA";

WHEREAS, SAC is a wholly-owned subsidiary of the Parent;

WHEREAS, the Boards of Directors of Company, Parent and SAC believe it is in the best interests of their respective companies and the shareholders of their respective companies that Company and SAC combine into a single company through the statutory merger of SAC with and into Company (the "Merger") and, in furtherance thereof, have approved the Merger;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Company common stock, no par value, shall be converted into CVIA Common Stock (as hereinafter defined);

WHEREAS, Company, Parent and SAC desire to make certain representations and warranties and other agreements in connection with the Merger;

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations, warranties, and guarantees herein set forth, the Parties, intending to be legally bound, hereto agree as follows:

I. DEFINITIONS

1. Definitions. As used in this Agreement, the capitalized terms below shall have the following meanings. The singular or plural of such terms shall apply as the context of the Agreement requires.

"Act" shall mean the Securities Act of 1933, as amended.

"Assets" shall mean the fixed and operating assets, accounts, the Permits, rights, and entitlements listed on Exhibits A, attached hereto and made a part hereof, all of which are owned by the Company (either directly or by way of its ownership of the Subsidiaries).

"Business" shall mean the Companies' asset and non-asset based business of transportation, doing business at 492 McClurg Road, Youngstown, Ohio 44512

"Companies' Certified Public Accountants" shall mean Packer Thomas, PC.

"Consents" shall mean any consents required pursuant to Section 3.1(c) hereof, as more specifically set forth on the Companies' Exceptions Schedule, attached hereto and made a part hereof.

"Damages" shall mean any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees and disbursements (including, without limitation, expert and consulting fees, costs and expenses), but specifically excluding incidental and consequential damages.

"Encumbrances" shall mean any debt, claim, mortgage, assignment, assessment, conditional sale, lease, consignment, bailment, contingent interest, lien, pledge, option, charge, easement, security interest, encumbrance, claim of forfeiture, fine, penalty, or other right, demand or claim of any Person (including any Governmental Authority), excluding liens for Taxes not yet due and payable and minor matters that are not material in amount and that do not materially detract from or limit the use of the Assets, the Permits, or the conduct of the Business.

"ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the related provisions of the Code.

"Fair Market Value" with respect to Parent's common stock and the CVIA Common Stock shall mean the market price of such securities determined as follows: (i) if the securities were traded on a national securities exchange on the date in question, then the Fair Market Value will be equal to the closing price reported by the applicable composite-transactions report for such date; (ii) if the securities were traded over-the-counter on the date in question and the last-transaction reporting was available for the securities, then the Fair Market Value will be equal to the last-transaction price reported for such date; (iii) if the securities were traded over-the-counter on the date in question but the last-transaction reporting was not available for the securities, then the Fair Market Value will be equal to the average of the last reported representative bid and asked prices quoted for such date; and (iv) if none of the foregoing provisions is applicable, then the Fair Market Value will be determined by the Parties in good faith on such basis as they may deem appropriate.

"Governmental Authority" shall mean any domestic, federal, state or local department, official, commission, authority, board, bureau, agency or other public body.

"IRS" shall mean the United States Internal Revenue Service.

"Knowledge" or "Belief" (whether such term is capitalized or not) shall mean the actual knowledge or belief of the Party or any officer or director of the Party as of the Closing Date.

"Laws" shall mean all federal, state, county, or local laws, statutes, ordinances, regulations and rules applicable to any Person, including, without limitation, all laws, statutes, ordinances, regulations and rules issued by any Governmental Authority, relating to or regulating the Assets, the Business of the Company or the actions of the Parties.

"Orders" shall mean all orders, judgments, writs, injunctions, decrees, authorizations, or awards of any court or administrative body or of any other Governmental Authority, which may be applicable to the Assets, the Permits, and the Business, or to any Person in connection therewith.

"Parties" shall mean Gibson, Companies, SAC and the Parent, collectively.

"Permits" shall mean all operating permits, licenses, and authorizations, and all approvals, consents, orders, agreements with, or other authorizations issued by any Governmental Authority to or affecting the Company in connection with the Assets or the Business.

"Person" shall mean any natural person, corporation, partnership, unincorporated association, limited liability company, trust, joint venture or trade group, the federal, state or local government, any Governmental Authority, or any entity or group that is a part of, or associated with, any of the foregoing.

"Parent" shall mean Corporate Vision, Inc., a state of Oklahoma business corporation.

"Parent SEC Documents" means all documents filed by the Parent with the Securities and Exchange Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended, commencing with the Parent's Form 10-KSB for the year ended December 31, 2000 and including all documents filed after such filing to the date of Closing.

"Representative" shall mean any officer, director, principal, attorney, attorney-in-fact, agent, accountant, consultant, or employee of any Party.

"Securities Laws" shall mean any securities law (other than the Act) of any state, territory, or commonwealth of the United States.

"Gibson" shall mean Gregory J. Gibson.

"Stony's Shares" shall mean 100 shares of Stony's Common Stock issued in the name of Gibson, which shares constitute all of the issued and outstanding capital stock of Stony's Trucking Co.

"Subsidiaries" shall mean the following wholly owned subsidiaries of Stony's Trucking Co.: B-Right Intermodal Transportation, Inc. and B-Right Trucking, Inc.

"Taxes" shall mean all taxes, fees, levies, duties, charges or other like assessments, including, without limitation, any and all income, withholding, gross receipts, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, and franchise taxes imposed by or payable to any federal, state, county or local government taxing authority, or any subdivision or agency thereof, including all interest, penalties, or incremental amounts added thereto in accordance with such provisions or by any governmental action.

"Tax Return" shall mean any report, return, declaration or other information required to be supplied to any taxing authority in connection with Taxes.

"Transactions" shall mean the transactions contemplated under this Agreement and the other instruments and agreements referred to herein.

II. THE MERGER

2.1 The Merger.

On the Closing Date and subject to and upon the terms and conditions of this Agreement, Certificates of Merger in accordance with the applicable provisions of the Ohio General Corporation Law ("Ohio Law") and Georgia Business Corporation Act ("Georgia Law") shall be filed to effect the merger of SAC with and into Company, at which time the separate corporate existence of SAC shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

2.2 Closing; Effective Time.

The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article V herein or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Singerman, Mills, Desberg and Kauntz Co., L.P.A., 30000 Chagrin Boulevard, Pepper Pike, Ohio 44124, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificates of Merger with the Secretaries of State of the States of Ohio and Georgia in accordance with the relevant provisions of Ohio and Georgia Law (the time of the last such filing being the "Effective Time").

2.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificates of Merger and the applicable provisions of Ohio and Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and SAC shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and SAC shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Effect on Capital Stock of Stony's and SAC.

By virtue of the Merger and without any action on the part of SAC, Company or Gibson:

(a) Conversion of Stony's Shares. At the Effective Time, the Stony's Shares, being all issued and outstanding common stock of the Company immediately prior to the Effective Time, will be canceled and extinguished and be converted automatically into the right to receive (a) 20,000,000 shares of Parent common stock (the "CVIA Common Stock"), which shares shall be subject to adjustment as set forth in Section 2.13 herein, (b) $50,000 cash or certified funds, and (c) a cognovit promissory note of the Parent in the principal amount of $150,000 due and payable without interest sixty (60) days from the Effective Time, in a form mutually agreed upon by the Parent and Gibson prior to the Effective Time (collectively referred to as the "Merger Consideration").

(b) Conversion of Capital Stock of SAC. At the Effective Time, each share of common stock, no par value, of SAC issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation issued in the name of the Parent, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.

2.5 Transfer of Stony's Shares.

At the Closing, Gibson shall deliver to the Parent stock certificates representing the Stony's Shares, duly endorsed or accompanied by stock powers, duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are necessary to transfer title to the Stony's Shares to Parent, free and clear of any and all Liens, at which time Gibson shall receive the Merger Consideration.

2.6 Articles of Incorporation; Code of Regulations.

(a) At the Effective Time, the Articles of Incorporation of Company shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Ohio Law and such Articles of Incorporation.

(b) The Code of Regulations of the Company, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended.

2.7 Directors and Officers.

At the Effective Time, Gibson shall be appointed the sole director of the Surviving Corporation until his successors are elected or appointed and qualified or until his earlier resignation or removal. Gibson shall be the sole officer of the Surviving Corporation, until his successors are duly elected or appointed and qualified or until his earlier resignation or removal.

2.8 Tax Consequences.

It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Code.

2.9 Transfer Restrictions; Legend.

(a) The CVIA Common Stock issued to Gibson pursuant hereto has not been registered under the Act, and may not be transferred, sold or otherwise disposed of by Gibson except pursuant to an effective registration statement under the Act or in accordance with an exemption from the registration requirements of the Act.

(b) Each certificate representing shares of CVIA Common Stock issued by Parent to Gibson in accordance with this Agreement shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND ALSO MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH THE APPLICABLE SECURITIES AND EXCHANGE COMMISSION RULES AND REGULATIONS

2.10 Collateral Agreements. Contemporaneous with the Closing, the parties hereto agree to execute the following agreements in a form mutually agreed upon by the Parties and their counsel at or prior to Closing (which, with this Agreement and the Merger Consideration, shall be collectively referred to as the "Closing Documents"):

    Right of Rescission Agreement;

    Management and Operations Agreement;

    Employment Agreement for Gibson;

    Pledge Agreement;

    Escrow Agreement;

    Officer's Certificate of Parent;

    Officer's Certificate of Companies;

    Voting Agreement;

    Cognovit Promissory Note;

    Certificate of Merger of SAC with and into the Company;

    Opinion of Weizenecker, Rose, Mottern and Fisher, P.C.

    Opinion of Singerman, Mills, Desberg and Kauntz Co., L.P.A.;

    Estoppel Letter from Patricia Potts;

    Irrevocable resignations from all members of the Board of Directors of the Parent, to be effective immediately upon Parent's compliance with the notice requirements of Rule 14f-1 under the Securities Exchange Act; and

    Resolution of the Board of Directors of Parent approving the execution, delivery and performance of the Closing Documents, appointing Gibson as the chief executive officer of the Parent, and reconstituting the Board of Directors in the manner described in Section 2.11 herein, subject to the Parent's compliance with Rule 14f-1 under the Securities Exchange Act.

2.11 Board Representation/Parent. At the Closing Date, the Parent agrees to cause its board of directors to be reconstituted to reduce the number of members to two (2), of which Gibson shall have the right to nominate and elect one (1) member, and the Parent's existing Board of Directors shall have the right to nominate and elect the other member. Gibson's initial nominee to the board of directors of the Parent shall be Gibson, and the Parent's initial nominee shall be Richard D. Tuorto, Sr. At the Closing, Gibson, the Parent and Global Eco-Logical Services, Inc. will execute a Voting Agreement providing, inter alia, the Parent will nominate Gibson to be a director, and Global Eco-Logical Services, Inc. will vote its shares of common stock in the Parent for Gibson as a director, as long as Gibson owns at least 1% of the common stock of the Parent on a fully-diluted basis. In addition, at the Closing, Parent agrees to amend its By-Laws in accordance with the Oklahoma General Corporation Law to reflect the reconstitution of its board of directors and the right of Gibson to nominate and elect one (1) member as set forth in this Section 2.11.

2.12 Control of the Company. At Closing Date, the board of directors of the Companies shall be reconstituted so that Gibson is the sole director of such entities. Parent agrees to cooperate with and execute all required consents or resolutions under Ohio law to so reconstitute the board of directors of the Companies, including such consents to the amendment of the Code of Regulations of each of the Companies as may be necessary.

2.13 Adjustment of CVIA Common Stock.

The number of shares of CVIA Common Stock held by Gibson shall be subject to increase (but not decrease) six and twelve months after the Closing Date (each such date shall hereinafter be referred to as an "Adjustment Date") pursuant to the following formula:

In the event the Fair Market Value of the CVIA Common Stock held by Gibson on each Adjustment Date is not equal to or greater than Two Million Dollars ($2,000,000), then the Parent shall be obligated to issue Gibson additional shares of CVIA Common Stock sufficient to result in the Fair Market Value of the CVIA Common Stock held by Gibson on the applicable Adjustment Date, plus the additional shares issued as of such Adjustment Date, having a total Fair Market Value equal to Two Million Dollars ($2,000,000); provided, that neither Gibson nor the Parent, nor their officers, directors or any affiliates may purchase or sell shares of the Parent's common stock during the twenty (20) business days prior to an Adjustment Date.

2.14 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and SAC, the officers and directors of Company and SAC are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

III. Representations and warranties

3.1 Representations and Warranties of the Companies and Gibson.

Except as disclosed herein or on the Companies' Exceptions Schedule attached hereto as Exhibit B and incorporated herein by reference, the Companies and Gibson represent and warrant to the Parent as follows:

(a) Organization, Standing and Power.

Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and has all requisite corporate power and authority to own, lease, operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. The Companies are qualified or licensed to do business and are in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect. The Companies have delivered to the Parent complete and correct copies of the Articles of Incorporation and Code of Regulations of the Companies, as amended to the date hereof. The minute books of the Companies contain an accurate record of meetings of the Companies' boards of directors. All such records shall be made available to the Parent for inspection upon reasonable notice.

(b) Capital Structure and Ownership of the Common Stock.

The authorized capital stock of Stony's consists of Fifty Thousand (50,000) shares of no par value common stock, of which 100 shares are issued and are outstanding, all of which are owned by Gibson, free and clear of all Taxes and Encumbrances. The issued and outstanding common stock of Stony's has been duly authorized and validly issued and is fully paid and non-assessable, and free of preemptive rights.

The authorized capital stock of B-Right Trucking Co., Inc. consists of Two Hundred and Fifty (250) shares of no par value common stock, of which 100 shares are issued and are outstanding, all of which are owned by Stony's, free and clear of all Taxes and Encumbrances. The issued and outstanding common stock of B-Right Trucking Co., Inc. has been duly authorized and validly issued and is fully paid and non-assessable, and free of preemptive rights.

The authorized capital stock of B-Right Intermodal Transport, Inc. consists of Two Hundred Fifty (250) shares of no par value common stock, of which 125 shares are issued and are outstanding, all of which are owned by Stony's, free and clear of all Taxes and Encumbrances. The issued and outstanding common stock of B-Right Intermodal Transport, Inc. has been duly authorized and validly issued and is fully paid and non-assessable, and free of preemptive rights.

Stony's owns all of the issued and outstanding common stock of Steeler Division, Inc., Mississippi East, Inc. and Equipment Rental, Inc., none of which own any assets or have actively conducted business at any time in the last three years, and which may no longer be active corporations in good standing in the jurisdictions in which they were formed.

(c) Authority.

This Agreement has been duly authorized by all necessary corporate action of the Companies. The Agreement has been validly executed and delivered by the Companies and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. The execution, delivery, and performance by the Companies of this Agreement does and will not conflict with, or result in a breach or violation of or default, (or give rise to any right of termination, cancellation or acceleration), under the Code of Regulations or Articles of Incorporation of the Companies, or, except as set forth as disclosed on the Companies' Exception Schedule, conflict with, or result in a breach or violation of, or default under (or give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, indenture, lease, license, permit, agreement, Encumbrance, or any other instrument or obligation to which the Companies may be a party, or by which the Companies may be bound. Except for the Consents to be obtained by the Companies and provided to the Parent prior to the Closing Date, which Consents are specifically listed on the Companies' Exceptions Schedule, no consent or approval by any Governmental Authority is required in connection with the execution, delivery, and performance of this Agreement by the Companies.

(d) Compliance with Law.

To the best knowledge and belief of the Companies and Gibson, the Companies possess all rights, privileges, memberships, licenses, franchises, leases, and Permits that are material to the ownership and operation of the Assets or the conduct of the Business of the Companies in all places where such Business is now being conducted. To the best of the knowledge and belief of the Companies and Gibson, the officers, directors, or employees have not been denied admission or authority to conduct any type of business in any jurisdiction or had a license or qualification to conduct its business in any jurisdiction revoked or suspended, nor to the best of the knowledge and belief of the Companies and the Gibson, is any such action pending or threatened. To the best of the knowledge and belief of the Companies, none of the directors, officers, or employees, are in violation of any applicable Law or Order in connection with the Business.

(e) Financial Statements.

The Company has previously delivered to the Parent the reviewed consolidated financial statements of the Companies for the fiscal years ended December 31, 1999 and 2000, and the internal unaudited consolidated financial statements of the Companies for the interim period ended December 31, 2001 (hereinafter, the "Unaudited Company Financial Statements"). The Unaudited Company Financial Statements have been reviewed by the Company's accountants and are correct and complete, were prepared in accordance with generally accepted accounting principles (hereinafter, "GAAP"), are in accordance with the books and records of the Companies, have been prepared in accordance with good business practices, consistently applied throughout the periods covered thereby, and, except as set forth in the Companies' Exceptions Schedule, fairly present the financial position of the Companies at the respective dates thereof and the results of the Companies' operations for the respective periods then ended. The Unaudited Company Financial Statements are in accordance with the books and records of the Companies, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Unaudited Company Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of the Companies as of the date thereof.

(f) Absence of Material Adverse Change.

Except as set forth on the Companies' Exceptions Schedule, between January 1, 2002 and the Closing Date of this Agreement, there has been no material adverse change in the condition (financial or otherwise), of the Company or its Common Stock, shareholder equity, assets, liabilities, earnings, net worth, business activities, or prospects of the Company, that has not previously been disclosed to Parent, nor have the Companies suffered any material damage, destruction or loss to any of its assets or properties (whether or not covered by insurance).

(g) Absence of Undisclosed Liabilities.

The Companies have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Unaudited Company Financial Statements, (ii) those incurred in the ordinary course of business and not required to be set forth in said Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Balance Sheet and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

(h) Documents Furnished.

The Companies have previously delivered to the Parent a list, which is attached hereto as Exhibit C and made a part hereof, of the following documents, and a true and complete copy of all documents referred to have been delivered or have or will be made available to the Parent or its Representatives for inspection upon reasonable notice:

(i) all instruments representing or providing for any Encumbrance upon the Assets, any outstanding indebtedness of or held by the Companies for money borrowed and all credit agreements and letters of credit to which the Companies is/are a party;

(ii) all collective bargaining, employment, consulting, termination, executive compensation, incentive compensation, deferred compensation, bonus, profit sharing, retirement, pension, group insurance, liability, death benefit and other agreements relating to officers or employees of the Companies;

(iii) the names and current compensation of each director, officer, employee of the Companies, whose annual compensation is in excess of $50,000;

(iv) all interests in real property owned, leased or otherwise used or claimed by the Companies and, with respect to each such interest, the amount of any mortgage or lien encumbering any of the same and the nature of any improvements situated thereon;

(v) all insurance policies of whatsoever kind now in force held by the Companies, or under which the Companies, the Assets, the Business, and/or the Companies' officers, directors, and employees are insured in regards to their activities for or on behalf of the Companies, together with copies of all claims submitted by, against, or on behalf of the Companies under such policies within the past two (2) years;

(vi) all Permits held by the Companies, directors, officers, and or employees with respect to the Assets or the Business of the Companies;

(vii) all servicing, franchise, warranty, referral, waste brokerage, pending sales, independent contractor, consulting and management agreements to which each of the Companies is a party or pursuant to which any of the Companies is a beneficiary;

(viii) the names of all pensioned employees of the Companies, whose pensions are unfunded or are not paid pursuant to a written Plan or arrangement, and their respective ages and current annual pension rates;

(ix) all bank accounts, escrow deposit accounts, and safe deposit boxes of the Companies, with an identification of the name of the bank, account number and the Persons authorized to draw thereon or having access thereto;

(x) the nature and location of, any documentation relating to, any other real estate or other facilities of the Companies which have been sold or closed or otherwise terminated within the past five (5) years;

(xi) each other contract or agreement not listed with respect to the above items to which any of the Companies is a party and which involves or may involve aggregate future payments to or by the Companies in excess of Ten Thousand ($10,000) Dollars. The Companies warrant that the aggregate payments involved under all such contracts or agreements not disclosed in writing to the Parent do not exceed in the aggregate One Hundred Thousand ($100,000) Dollars;

(xii) the names of all persons holding powers of attorney, if any, with respect to the Companies or holding proxies, if any, with respect to the Common Stock; and

(xiii) each notice and all correspondence received by the Companies from any Governmental Authority or Taxing Authority, with respect to the Assets, the Permits, or the Business, within the past five (5) years, except where the investigation, claim or suit to which the notice related has been fully and finally resolved in writing, and all amounts due in settlement or satisfaction of the investigation, claim or suit have been paid in full or fully reserved against on the Balance Sheet in the Unaudited Company Financial Statements.

(i) [Intentionally Omitted.]

(j) Tax Matters.

To the best of the knowledge and belief of the Companies, the Companies have filed all Tax Returns required to be filed and all Taxes shown by such returns or claimed by any taxing authority to be due and payable have been paid or accrued by the Companies as the case may be. No examination of the Tax Returns of the Companies has ever been made by the IRS that has not been resolved by full payment of any tax amount that was determined owing. There are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of any unpaid Tax against the Companies nor are there any Orders now pending against the Companies in respect of any unpaid Tax, or any matters under discussion with any Governmental Authority relating to any amount of unpaid Taxes. Except to the extent of any reserves which are specifically reflected on the latest quarterly balance sheets of the Companies, heretofore furnished by the Company to the Parent, there are no liabilities to any federal, state or local taxing authority, which is due or which will become due for any period commencing prior to the date of such balance sheets.

(k) Options, Warrants, etc.

There are no options, warrants, calls, commitments or agreements of any character to which the Companies may be a party, or by which any of them is bound, which provides (1) for the issuance or sale of shares of the Stony's Shares or any other class of capital stock of the Companies or any securities representing the right to purchase, acquire, or otherwise receive any such capital stock (including the Stony's Shares), or (2) the sale or right of first refusal by the Company of any interest in the Assets or the Business of the Companies.

(l) Permits, Licenses, Copyrights, Patents, Trademarks and Trade Names.

The Companies have previously furnished to the Parent a list of all Permits, licenses, copyright, patents, trademarks, trade names, service marks and registrations and applications therefor, possessed or used by the Companies. The Companies have clear record title to all Permits, licenses, copyrights, patents, trademarks, trade names, service marks and registrations and applications thereof listed on said list except as set forth therein; have not entered in to any agreements, contracts or licenses that would impair free and unencumbered use of the items listed except as set forth therein. The Companies do not know of any asserted infringement by the Companies, and do not believe that the Companies are infringing, upon any copyright, patent, trademark, trade name, or service mark of another Person. The Permits, licenses, copyrights, patents, trademarks, trade names, and service marks used or possessed by the Companies are sufficient to enable it to continue conducting its Business as it is now being conducted.

(m) The Assets.

(i) The Companies have good and marketable title to the Assets listed in Exhibit A, all of which are carried on its books and reflected on the Unaudited Company Financial Statements furnished by Company to the Parent (except personal property sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business and having an aggregate value of not more than Fifteen Thousand ($15,000) Dollars), free and clear of all Encumbrances of any nature whatsoever, except for Encumbrances set forth on the Companies' Exceptions Schedule or reflected in the Company Unaudited Financial Statements and liens for current Taxes not yet due and payable; and

    Section 3.1(m)(ii) of the Companies' Exceptions Schedule sets forth any and all assets located at the premises of the Companies that are not used in the Business and operation of the Companies, and are not assets of the Companies.

(n) Agreements in Force and Effect.

All contracts, agreements, plans, leases, policies, permits, licenses, and other documents furnished by the Companies to the Parent material to the Business and/or referred to in any list or schedule or updated schedule furnished by the Companies to the Parent are complete, accurate, valid and enforceable in accordance with their respective terms, and, at the Closing Date, will be in full force and effect. To the best of the knowledge and belief of the Companies, the Companies are not in breach of any material provision of, or in default in any material respect under, the terms of any such contract, agreement, plan, lease, policy, Permit, license or document to which the Companies are a party or under any Law or Order relating thereto.

(o) Legal Proceedings, etc.

Except as set forth on the Companies' Exceptions Schedule, to the best of the knowledge and belief of the Companies and Gibson, there is no Order, or any legal, equitable, administrative, arbitration or other proceeding or governmental investigation pending or threatened with respect to the Assets, the Permits, or the Business, which, alone or in the aggregate, might result in money damages payable by the Companies or which might result in an injunction against the Companies, or which might adversely affect the condition (financial or otherwise), Business, operations, prospects, properties, Stony's Shares, earnings or net worth of the Companies. To the best of the knowledge and belief of the Companies and Gibson, the Companies are not parties to any agreement or instrument, or subject to any charter or other corporate restrictions or any judgment, Law, Order, writ injunction, decree, rule, regulation, code or ordinance which adversely affects, or might reasonably be expected to adversely affect, the Business, operations, prospects, Assets, the Stony's Shares or condition (financial or otherwise) of the Companies.

(p) Labor Relations.

There are no controversies pending or, to the knowledge of the Companies, threatened, between the Companies and its shareholders, directors, officers, employees, or consultants. The Companies have no knowledge of any organizational efforts respecting employees of Gibson presently being made or threatened by or on behalf of any labor organization.

(q) Books and Records.

The books and records of the Companies are in all material respects complete and accurate and have been maintained in accordance with good business practices, consistently applied, and, to the best of Companies' knowledge, all applicable Laws, Orders, and regulations.

(r) Questionable Payments.

The shareholders, directors, officers, agents, employees or other persons associated with or active on behalf of the Companies have not used any corporate funds of the Companies for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained, or any unlawful or unrecorded fund of corporate monies or other assets of the Companies; made any false or fictitious entries on the books or records of the Companies; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or any material favor or gift which is not deductible for Tax purposes.

(s) Insurance.

All insurance policies of the Companies are listed in the Section 3.1(s) of the Companies' Exceptions Schedule, are in full force and effect and, to the knowledge and belief of the Companies, reasonably insure the Companies against risks relating to the Assets, or incurred in the Business, consistent with industry standards.

(t) Compliance with ERISA.

To the best of the knowledge and belief of the Companies, the Companies are in substantial compliance with the provisions of and regulations under ERISA, and the Code, which are applicable to any pension or other employee benefit plan established or maintained by the Companies or to which contributions are made by the Company (the or a "Plan") and the Companies have met all of the funding standards applicable to each Plan, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under any provision of applicable Law. The estimated current value of the benefits vested under each Plan does not, and upon termination of such Plan will not, exceed the estimated current value of such Plan's assets. The Companies have not, with respect to any Plan, engaged in a prohibited transaction, as provided in Section 406 of ERISA or Section 4975(c) of the Code.

(u) Affiliate Transactions.

Except as set forth on Companies' Exceptions Schedule, the Companies are not a party to any contract or agreement, written or oral, with any shareholder, officer or director of the Companies.

(v) Operations Until Closing Date.

Except as disclosed on Companies' Exceptions Schedule:

(i) From January 1, 2002 until the Closing Date, the Companies have operated the Business in substantially the ordinary course, and used commercially reasonable efforts to preserve intact their present business organization and their relationships with persons having business dealings with it.

(ii) From January 1, 2002 until the Closing Date, the Companies have not (1) entered into or amended any of the Plans, agreements, arrangements listed in any Schedule provided pursuant to Section 3.1(h)(ii) or made contributions thereto; (2) created or otherwise become liable with respect to any indebtedness for money borrowed (including any guarantee of indebtedness) or purchase money indebtedness; (3) amended their respective Articles of Incorporation or Code of Regulations; (4) issued, transferred, purchased or contracted to issue, transfer or purchase any shares of their capital stock or securities exchangeable for, or convertible into, shares of Stony's Shares; (5) declared or made any dividend or distribution on their capital stock or securities exchangeable for, or convertible into, shares of Stony's Shares; (6) made any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate, except as may be accurately reflected in the books and records of the Companies; or (7) entered into or assumed or amend any contract or obligation except in the ordinary course of business.

(iii) From January 1, 2002 to the Closing Date, the Companies have maintained their books, accounts and records in accordance with good business practices in the usual, regular and ordinary manner, on a basis consistent with prior years and no changes have been made in accounting practices or procedures.

(w) Disclosure.

Neither this Agreement nor any document or information furnished to the Parent pursuant to this Agreement or in connection with the Transactions contemplated hereby contains any untrue statement of a material fact or omissions of any state a material fact necessary to make the statements contained herein or therein not misleading.

(x) Environmental Matters.

To the best of the knowledge and belief of the Companies, the Companies have obtained all Permits, licenses and other authorizations which are required in connection with the conduct of the Business under regulations relating to pollution or protection of the environment, including federal, state, county and local regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

To the best of the knowledge and belief of Gibson, Gibson is (i) in material compliance in the conduct of the Business with all terms and conditions of the required Permits, licenses and authorizations, and (ii) is in material compliance with all other environmental limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any state, Federal or local regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

In connection with the Business, the Companies, to the best of the knowledge and belief of the Companies, is not aware of, nor have they received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, controlled, or hazardous substance or waste.

To the best of the knowledge and belief of the Companies, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Companies in connection with the conduct of the Business, relating in any way to the foregoing laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

The Companies agree to cooperate with the Parent in connection with the Parent's application for the transfer, renewal or issuance of any Permits, licenses, approvals or other Company or Subsidiary owned or used Permits, licenses, or other authorizations or to satisfy any environmental regulatory requirements involving the Business conducted by the Companies.

(y) Parent SEC Documents

The Companies represent and warrant that they have read the Parent SEC Documents, and have been afforded the opportunity to ask the Parent any questions which it desires about the Parent's business, financial condition, and corporate history prior to the Closing.

(z) No Broker

Neither Gibson nor the Companies or any of their respective directors, officers, or employees has employed any other broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the Transactions, nor is there any basis known to the Companies or Gibson for any such fee or commission to be claimed by any person or entity.

(aa) No Other Representations and Warranties

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE PARENT ACKNOWLEDGES AND AGREES THAT THE SELLER, COMPANY AND SUBSIDIARIES HAVE MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE COMPANIES, THE BUSINESS OR THEIR OPERATIONS. THE PARENT ACKNOWLEDGES THAT IT HAS BEEN AFFORDED A SUFFICIENT OPPORTUNITY TO PERFORM DUE DILIGENCE REGARDING THE COMPANIES AND THEIR FINANCIAL CONDITION AND BUSINESS OPERATIONS AND HAS BEEN PROVIDED WITH SUCH INFORMATION AND DOCUMENTATION, INCLUDING BUT NOT LIMITED TO, THE UNAUDITED COMPANY FINANCIAL STATEMENTS, AS IT HAS DEEMED NECESSARY OR ADVISABLE FOR THE PURPOSE OF EVALUATING THE COMPANIES AND THEIR FINANCIAL CONDITION AND OPERATION.

3.2 Representations and Warranties of the Parent.

Except as noted herein or as set forth on the Parent's Exceptions Schedule which is attached hereto as Exhibit D, attached hereto and incorporated herein, the Parent represents and warrants to the Companies and Gibson as follows:

(a) Organization, Standing and Power.

The Parent is a business corporation duly organized, validly existing and in good standing under the laws of the state of Oklahoma, and has all requisite corporate power and authority to own, lease, operate and carry on the Parent's business as its is now being conducted. The Parent and its subsidiaries are qualified or licensed to do business and are in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by them and the business transacted by them requires such qualification or licensing, except where the failure to be so qualified or licensed would not have a material adverse effect. The Parent has delivered to Gibson complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to the date hereof. The Parent has not incurred any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except as disclosed in writing to the Companies.

(b) Authority.

The execution, delivery, and performance of this Agreement, and all related instruments and agreements by the Parent and SAC (including but not limited to the reconstitution of Parent's Board of Directors) have been duly authorized by all necessary corporate action, and will not (1) conflict with or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under, the respective By-Laws or Certificate of Incorporation of the Parent or SAC, or any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which the Parent or SAC are a party or by which Parent or SAC are bound; or (2) violate any law, order, rule or regulation applicable to the Parent or SAC. No consent or approval by any Governmental Authority or other Persons is required in connection with the execution and delivery of this Agreement by the Parent, except such as has been obtained.

(c) Corporate Issues.

The CVIA Common Stock to be issued to Gibson (i) has equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Parent; (ii) upon the liquidation, dissolution or winding up of the affairs of the Parent, after payments have been made to holders of senior securities, if any, the holders of the CVIA Common Stock are entitled to share ratably in all the assets of the Parent available for distribution to holders of common stock; and (iii) are entitled to one vote per share in the election of directors and on all other matters which properly come before the shareholders of the Parent.

(d) Capital Structure.

The authorized capital stock of the Parent consists of Two Hundred Million (200,000,000) shares of the $0.01 par value common stock, of which 52,672,336 shares are issued and outstanding (excluding any shares deliverable at Closing under or by virtue of this Agreement), and 1,000,000 shares of $0.01 par value preferred stock, of which one series has been created (Series A Non-Cumulative, Convertible Preferred Stock) having 152,889 shares issued and outstanding. The CVIA Common Stock has been duly authorized and validly issued and is fully paid and non-assessable, and free of preemptive rights.

The authorized capital stock of the SAC consists of One Thousand (1,000) shares of no par value common stock, of which 100 shares are issued and are outstanding. The issued and outstanding common stock of SAC has been duly authorized and validly issued and is fully paid and non-assessable, and free of preemptive rights.

(e) Compliance with Law.

To the best knowledge and belief of the Parent and its subsidiaries possess all rights, privileges, memberships, licenses, franchises, leases, and Permits which are material to the ownership and operation of their assets or the conduct of their business in all places where such businesses are now being conducted. To the best of the knowledge and belief of the Parent, the Parent and its subsidiaries, officers, directors, or employees have not been denied admission or authority to conduct any type of business in any jurisdiction or had a license or qualification to conduct its business in any jurisdiction revoked or suspended, nor to the best of the knowledge and belief of the Parent, is any such action pending or threatened. To the best of the knowledge and belief of the Parent, the Parent and none of its subsidiaries, directors, officers, or employees are in violation of any applicable Law or Order in connection with its (their) business(es).

(f) Absence of Material Adverse Change.

Except as disclosed on the Parent's Exceptions Schedule, between September 30, 2001 and the Closing Date of this Agreement, there has been no material adverse change in the condition (financial or otherwise), of the Parent or its common stock, shareholder equity, assets, liabilities, earnings, net worth, business activities, or prospects of the Parent, nor has the Parent suffered any material damage, destruction or loss to any of its assets or properties (whether or not covered by insurance).

(g) Absence of Undisclosed Liabilities.

The Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Parent's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001, (ii) those incurred in the ordinary course of business and not required to be set forth in said Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Balance Sheet and not reasonably likely to have a Material Adverse Effect on Company; and (iv) those incurred in connection with the execution of this Agreement.

(h) Tax Matters.

Except as set forth on the Parent's Exceptions Schedule: to the best of the Parent's knowledge and belief, the Parent has filed all Tax Returns required to be filed by it and its subsidiaries and related entities and all Taxes shown by such returns or claimed by any taxing authority to be due and payable have been paid or accrued by the Parent as the case may be; no examination of the Tax Returns of the Parent has ever been made by the IRS; there are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of any unpaid Tax against the Parent or subsidiary or related entity nor are there any Orders now pending against the Parent or such other entities in respect of any unpaid Tax, or any matters under discussion with any Governmental Authority relating to any amount of unpaid Taxes; except to the extent of any reserves that are specifically reflected on the Parent SEC Documents, there are no liabilities to any federal, state or local taxing authority, which is due or which will become due for any period commencing prior to the date of such balance sheets.

(i) Options, Warrants, etc.

Except as set forth on the Parent's Exceptions Schedule, there are no options, warrants, calls, commitments or agreements of any character to which the Parent may be a party, or by which any of them is bound, which provides for the issuance or sale of any class of capital stock of the Parent or any securities representing the right to purchase, acquire, or otherwise receive any such capital stock.

(j) Agreements in Force and Effect.

All contracts, agreements, plans, leases, policies, permits, licenses, and other documents furnished material to the business of Parent and its subsidiaries are valid and enforceable in accordance with their respective terms, and, at the Closing Date, will be in full force and effect. To the best of the knowledge and belief of the Parent, the Parent and its subsidiaries are not in breach of any material provision of, or in default in any material respect under, the terms of any such contract, agreement, plan, lease, policy, Permit, license or document to which the Parent or its subsidiaries are a party or under any Law or Order relating thereto.

(k) Legal Proceedings, etc.

Except as set forth on the Parent's Exceptions Schedule, to the best of the knowledge and belief of the Parent, there is no Order, or any legal, equitable, administrative, arbitration or other proceeding or governmental investigation pending or threatened with respect to its subsidiaries, assets, permits, or business, which, alone or in the aggregate, might result in money damages payable by the Parent or its subsidiaries or which might result in an injunction against the Parent or its subsidiaries, or which might adversely affect the condition (financial or otherwise), business, operations, prospects, properties, earnings or net worth of the Parent or its subsidiaries. The Parent and its subsidiaries are not a party to any agreement or instrument, or subject to any charter or other corporate restrictions or any judgment, Law, Order, writ injunction, decree, rule, regulation, code or ordinance which adversely affects, or might reasonably be expected to adversely affect, Parent's and its subsidiaries' business, operations, prospects, assets, or condition (financial or otherwise) of the Parent or its subsidiaries.

(l) Labor Relations.

There are no controversies pending or, to the knowledge of the Parent, threatened, between the Parent and its subsidiaries, shareholders, directors, officers, employees, or consultants. The Parent has no knowledge of any organizational efforts respecting employees of the Parent or its subsidiaries presently being made or threatened by or on behalf of any labor organization.

(m) Books and Records.

The books and records of the Parent are in all material respects complete and accurate and have been maintained in accordance with good business practices, consistently applied, and, to the best of Parent's knowledge, all applicable Laws, Orders, and regulations.

(n) Questionable Payments.

The shareholders, directors, officers, agents, employees or other persons associated with or active on behalf of the Parent or its subsidiaries have not used any corporate funds of the Parent or its subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to foreign or domestic government officials or employees from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained, or any unlawful or unrecorded fund of corporate monies or other assets of the Parent or its subsidiaries; made any false or fictitious entries on the books or records of the Parent or its subsidiaries; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or any material favor or gift which is not deductible for Tax purposes.

(o) Insurance.

All insurance policies of Parent and its subsidiaries, including but not limited to directors' and officers' liability, errors and omissions insurance are listed on the Parent's Exceptions Schedule, are in full force and effect and, to the knowledge and belief of the Parent, reasonably insure the Parent and its subsidiaries against risks relating to their assets and business, consistent with industry standards.

(p) Compliance with ERISA.

To the best of the knowledge and belief of the Parent, the Parent and its subsidiaries are in substantial compliance with the provisions of and regulations under ERISA, and the Code, which are applicable to any pension or other employee benefit plan established or maintained by the Parent or its subsidiaries or such other entity or to which contributions are made by the Parent or its subsidiaries (a "Plan") and the Parent and its subsidiaries have met all of the funding standards applicable to each Plan, and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under any provision of applicable Law. The estimated current value of the benefits vested under each Plan does not, and upon termination of such Plan will not, exceed the estimated current value of such Plan's assets. The Parent and its subsidiaries have not, with respect to any Plan, engaged in a prohibited transaction, as provided in Section 406 of ERISA or Section 4975(c) of the Code.

(q) Affiliate Transactions.

Set forth on the Parent's Disclosure Schedule are all transactions between the Parent and its affiliates or related entities, shareholders, or any Person or entity in which such shareholders, or any of them, have or has an interest since September 30, 2001, other than the payment of normal compensation, benefits or out-of-pocket expenses pursuant to agreements disclosed in the Parent SEC Documents.

(r) Operations up and until this Agreement's Closing Date.

Except as disclosed on the Parent's Exceptions Schedule, from January 1, 2002 to the Closing Date:

(i) the Parent and its subsidiaries have operated their businesses in substantially the ordinary course, and used their best efforts to preserve intact their present business organization and their relationships with persons having business dealings with them.

(ii) the Parent and its subsidiaries have not (1) entered into or amended any of their Plans, agreements, or arrangements or make contributions thereto; (2) created or otherwise become liable with respect to any indebtedness for money borrowed (including any guarantee of indebtedness) or purchase money indebtedness; (3) amended their Certificate of Incorporation or By-Laws (except as required in connection with this Agreement); (4) issued, transferred, purchased or contracted to issue, transfer or purchase any shares of their capital stock or securities exchangeable for, or convertible into, shares of stock of any other entity; (5) declared or made any dividend or distribution on their capital stock or securities exchangeable for, or convertible into, shares of any other entity; (6) made any capital expenditures, capital additions or capital improvements in excess of $50,000 in the aggregate, except as may be accurately reflected in the books and records of the Parent and its subsidiaries; or (7) entered into or assumed or amended any contract or obligation except in the ordinary course of business.

(iii) the Parent and its subsidiaries have maintained their books, accounts and records in accordance with good business practices in the usual, regular and ordinary manner, on a basis consistent with prior years and no changes have been made in accounting practices or procedures.

(s) Disclosure.

Neither this Agreement nor any document or information furnished to the Companies or Gibson pursuant to this Agreement or in connection with the Transactions contemplated hereby, including but not limited to, the Parent SEC Documents, contains any untrue statement of a material fact or omissions of any state a material fact necessary to make the statements contained herein or therein not misleading.

(t) Environmental Matters.

To the best of the knowledge and belief of the Parent, the Parent and its subsidiaries and related entities have obtained all Permits, licenses and other authorizations which are required in connection with the conduct of their businesses under regulations relating to pollution or protection of the environment, including federal, state, county and local regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

To the best of the knowledge and belief of the Parent, the Parent (including its subsidiaries and related entities) is (i) in material compliance in the conduct of the Business with all terms and conditions of the required Permits, licenses and authorizations, and (ii) is in material compliance with all other environmental limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any state, Federal or local regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

In connection with their businesses, the Parent and its subsidiaries and related entities, to the best of the knowledge and belief of the Parent, are not aware of, nor have they received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic, controlled, or hazardous substance or waste.

To the best of the knowledge and belief of the Parent, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Parent, its subsidiaries and related entities in connection with the conduct of their businesses, relating in any way to the foregoing laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(u) No Broker

Neither the Parent nor any of its directors, officers, or employees has employed any other broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the Transactions, nor is there any basis known to the Parent for any such fee or commission to be claimed by any person or entity.

(v) No Other Representations and Warranties

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE SELLER AND COMPANIES ACKNOWLEDGE AND AGREE THAT THE PARENT HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PARENT, ITS BUSINESS OR ITS OPERATIONS. THE SELLER AND COMPANIES ACKNOWLEDGE THAT THEY HAVE BEEN AFFORDED A SUFFICIENT OPPORTUNITY TO PERFORM DUE DILIGENCE REGARDING THE PARENT AND ITS FINANCIAL CONDITION AND BUSINESS OPERATIONS AND HAVE BEEN PROVIDED WITH SUCH INFORMATION AND DOCUMENTATION, INCLUDING BUT NOT LIMITED TO, THE PARENT SEC DOCUMENTS, AS THEY HAVE DEEMED NECESSARY OR ADVISABLE FOR THE PURPOSE OF EVALUATING THE PARENT AND ITS FINANCIAL CONDITION AND OPERATIONS.

IV. COVENANTS AND AGREEMENTS

4.1 Covenants and Agreements of the Companies and Gibson.

The Companies and Gibson covenant and agree with the Parent as follows:

(a) Liabilities of the Company.

The Parent shall not assume or be liable for any indebtedness of the Companies or Gibson.

(b) Further Assurances; Cooperation.

Gibson and Companies will, before, at and after Closing, execute and deliver such instruments and take such other actions as the Parties may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any filings required under the Securities Laws.

(c) Audit Fees.

The Companies agree to pay to Companies' Certified Public Accountants on or before Closing twenty-five percent (25%) of the fees, costs and expenses payable to Companies' Certified Public Accountants arising out of or related to the audit of the Unaudited Company Financial Statements.

4.2 Covenants and Agreements of the Parent.

The Parent covenants and agrees with Gibson and the Companies as follows:

(a) Liabilities of the Parent.

Gibson and the Companies shall not assume or be liable for any indebtedness of the Parent.

(b) Further Assurances; Cooperation.

The Parent will, before, at and after Closing, execute and deliver such instruments and take such other actions as the Parent may reasonably require in order to carry out the intent of this Agreement, including, but not limited to, any filings required under the Securities Laws.

(c) Audit Fees.

The Parent agrees to pay to Companies' Certified Public Accountants on or before Closing seventy-five percent (75%) of the fees, costs and expenses payable to Companies' Certified Public Accountants arising out of or related to the audit of the Unaudited Company Financial Statements.

(d) Gibson Elected as Chief Executive Officer.

At Closing, Parent agrees to cause its Board of Directors to elect Gibson as Chief Executive Officer of Parent and make all necessary SEC filings in relation to same.

4.3 Post-Closing Covenants and Agreements.

(a) Directors and Officers Insurance.

Following Closing, the Parent will use its best efforts to obtain directors and officer's liability insurance within thirty (30) days of the Closing Date.

    Rule 14f-1 Information Statement.

Following Closing, the Parent will file and mail an Information Statement in compliance with Rule 14f-1 promulgated under Section 14 of the Securities Exchange Act of 1934. Pending compliance with Rule 14f-1 and the reconstitution of the Parent's in accordance with Section 2.11 herein, the Parent may operate its business and that of its subsidiaries in the ordinary course of business, but may not take any of the following actions:

    effect any general salary increase except in line with its past practices;

    enter into any written employment agreement;

    increase the base compensation or other benefits of any employee;

    make any contribution to any trust or plan for the benefit of employees not required by the present terns thereof or in accordance with its past practices;

    make any change in any employee benefit plan which would materially increase the cost thereof or adopt any new employee benefit plan;

    issue or commit to issue any capital stock or other ownership interests;

    grant or omit to grant any options, warrants, or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock or other ownership interests or issue or commit to issue any securities convertible into or exchangeable for shares of its common stock or other ownership interests;

    declare, set aside, or pay any dividend or distribution with respect to its common stock or other ownership interests;

    directly or indirectly redeem, purchase, or otherwise acquire or commit to acquire any of its common stock or other ownership interest or directly or indirectly terminate or reduce or commit to terminate or reduce any bank line of credit or the availability of any funds under any loan or financing agreement;

    effect a split or reclassification of any capital stock or recapitalization;

    change its articles of incorporation, bylaws, or other governing instruments, except to effectuate the transactions contemplated by this Agreement;

    transfer, pledge, assign or convey any assets outside the ordinary course of business;

    borrow or agree to borrow any funds except pursuant to existing bank lines of credit or other existing loan agreements or financing arrangements; or

    waive or commit to waive any right of substantial value.

V. CONDITIONS TO CLOSING

5.1 Mutual Conditions to Closing. The obligations of the Parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Closing Date:

    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company and SAC under Ohio Law.

    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

    Governmental Approvals. Parent, Company and SAC and their respective subsidiaries shall have timely obtained from each governmental entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Transactions, including such approvals, waivers and consents as may be required under the Act, or under state blue sky laws.

    Documents. All corporate and other proceedings in connection with the Transactions and all documents incident thereto, including the Closing Documents, shall be reasonably satisfactory in form and substance to it and its counsel.

    Consents. Each Party shall have obtained all consents or approvals from third parties required in connection with the consummation of the Transactions, except for the Companies consent from Key Bank.

    No Adverse Change. Between the date of execution of this Agreement and the Closing Date, Parent, SAC, and the Companies, (a) except in the ordinary course of its business, shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction or suffered or experienced any materially adverse change in its condition, financial or otherwise, and (b) shall not have increased its issued and outstanding shares of common stock or any other securities.

5.2 Additional Conditions to Obligations of Gibson and Company. The obligations of Gibson and the Company to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company and Gibson:

    Representations, Warranties and Covenants. (i) The representations and warranties of Parent and SAC in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Parent and SAC shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

    Certificate of Parent. Gibson and Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer certifying that the condition set forth in Section 5.2(a) shall have been fulfilled.

    Opinion of Counsel. Gibson and the Companies shall have received an opinion, dated as of the Closing Date, to the effect that:

      The Parent have been duly incorporated and are a validly existing corporation in good standing under the laws of the state or country of incorporation, with full corporate power and authority to own and operate their properties and to carry on their business as presently being conducted.

      The Parent has an authorized capital as set forth in Section 3.2(d) hereinabove and to the knowledge of such counsel, the outstanding shares of its common stock stated as issued and outstanding have been duly and validly issued and are fully paid and nonassessable and contain no preemptive rights, except as set forth in the Parent's Exceptions Schedule. To the best knowledge of such counsel, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or receive shares of its common stock or securities convertible into its common stock, other than as set forth in the Parent's Exceptions Schedule.

      Neither the execution and delivery of this Agreement nor compliance with the terms of this Agreement will conflict with or result in a material breach of any of the terms, conditions, or provisions of, or constitute a material default under its articles of incorporation or bylaws or any material note, indenture, mortgage, deed of trust, or other material agreement or instrument known to such counsel to which it is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree known to such counsel of any government, governmental instrumentality, agency, body, arbitration tribunal, or court, domestic or foreign, having jurisdiction over it or its properties.

      This Agreement been duly authorized and executed by Parent and SAC, and all corporate action required by them to authorize the Merger and the Transactions has been taken.

      The Parent's common stock is registered under Section 12 of the Securities Exchange Act of 1934, and to the best knowledge and belief, the Parent has filed all reports required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934.

In rendering such opinion, counsel may rely on certificates of its officers as to matters of fact and, as to matters of law, may rely on opinions of local counsel chosen by it provided that copies of such opinions of such other counsel accompany the opinion delivered by counsel.

5.3 Additional Conditions to Obligations of Parent and SAC. The obligations of Parent and SAC to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent and SAC:

    Representations, Warranties and Covenants. (i) The representations and warranties of the Companies and Gibson in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date as though such representations and warranties were made on and as of such time (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) and (ii) Companies and Gibson shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

    Certificate of Companies. Parent and SAC shall have been provided with a certificate executed on behalf of the Companies by an authorized officer certifying that the condition set forth in Section 5.3(a) shall have been fulfilled.

    Opinion of Counsel. Parent and SAC shall have received an opinion, dated as of the Closing Date, to the effect that:

      The Companies have been duly incorporated and are a validly existing corporation in good standing under the laws of the state or country of incorporation, with full corporate power and authority to own and operate their properties and to carry on their business as presently being conducted.

      The Company has an authorized capital as set forth in Section 3.1(b) hereinabove and the outstanding shares of its common stock stated as issued and outstanding have been duly and validly issued and are fully paid and nonassessable and contain no preemptive rights. To the best knowledge of such counsel, there are no outstanding options, warrants, or other rights to subscribe for, purchase, or receive shares of its common stock or securities convertible into its common stock, other than as set forth in the Companies' Exceptions Schedule.

      Neither the execution and delivery of this Agreement nor compliance with the terms of this Agreement will conflict with or result in a material breach of any of the terms, conditions, or provisions of, or constitute a material default under its articles of incorporation or bylaws or any material note, indenture, mortgage, deed of trust, or other material agreement or instrument known to such counsel to which it is a party or by which it or any of its property is bound, or any existing law, order, rule, regulation, writ, injunction, or decree known to such counsel of any government, governmental instrumentality, agency, body, arbitration tribunal, or court, domestic or foreign, having jurisdiction over it or its properties.

      This Agreement been duly authorized and executed by the Companies, and all corporate action required by them to authorize the Merger and the Transactions has been taken.

In rendering such opinion, counsel may rely on certificates of its officers as to matters of fact and, as to matters of law, may rely on opinions of local counsel chosen by it provided that copies of such opinions of such other counsel accompany the opinion delivered by counsel.

VI. INDEMNITIES

6.1 Indemnity by Gibson.

Gibson agrees to indemnify the Parent against and hold it harmless from all Damages, including all losses, judgments, amounts in settlement of actions or claims, liabilities, damages, and reasonable costs and expenses, including, but not limited to, attorney's fees, which accrue from or result by reason of any breach of any of the representations, warranties, covenants, or agreements made or to be performed by the Companies or Gibson pursuant to this Agreement, provided, however, that the payment of any amount of Damages or other amounts set forth under this Section 6.1 shall be reduced by any tax or insurance benefit accruing to Parent as a result of the event giving rise to such Damages or other amounts.

Gibson also agrees that the indemnity provided pursuant to this Section 6.1 shall extend to losses and reasonable costs and expenses, including, but not limited to, attorney's fees incurred in connection with the defense by the Parent of a claim asserted by a third party which, if successful, would constitute a breach by the Companies or Gibson of any of the representations, warranties, covenants or agreements made or to be performed by the Companies or Gibson pursuant to this Agreement.

Notwithstanding anything contained herein to the contrary, Parent shall not have the right to seek indemnification hereunder from Gibson unless the aggregate amount of indemnification to which Parent is entitled exceeds $75,000, at which time Gibson shall be liable for any amounts over said $75,000 but in no event for any amounts in excess of the cash purchase price paid to Gibson under Section 2.3 hereof and the Fair Market Value of the CVIA Common Stock issued to Gibson at Closing. To the extent Gibson is liable for indemnification to the Parent hereunder, and subject to the limitations set forth herein, the Parent agrees that Gibson may satisfy such indemnification obligation by conveying to Parent that number of shares of his CVIA Common Stock (valued at Fair Market Value as of Closing) equal to the amount of the indemnification obligation.

6.2 Indemnity by the Parent.

The Parent agrees to indemnify the Companies and Gibson against, and hold them harmless from, all Damages, including all losses, judgments, amounts paid in settlement of actions or claims, liabilities, damages and reasonable costs and expenses, including but not limited to, attorney's fees, which accrue from or result by reason of any breach of any of the representations, warranties, covenants or agreements made or to be performed by the Parent pursuant to this Agreement, provided, however, that the payment of any amount of Damages or other amounts set forth under this Section 6.2 shall be reduced by any tax or insurance benefit accruing to the Companies or Gibson as a result of the event giving rise to such Damages or other amounts.

The Parent also agrees that the indemnity provided pursuant to this Section 6.2 shall extend to losses and reasonable costs and expenses, including, but not limited to, attorney's fees incurred in connection with the defense by Gibson or the Companies of a claim asserted by a third party which, if successful, would constitute a breach by the Parent of any of the representations, warranties, covenants or agreements made or to be performed by the Parent pursuant to this Agreement.

Notwithstanding anything contained herein to the contrary, Gibson shall not have the right to seek indemnification hereunder from the Parent unless the aggregate amount of indemnification to which Gibson is entitled exceeds $75,000, at which time the Parent shall be liable for any amounts over said $75,000; provided that such limitation shall not apply to any claim for recovery of monetary amounts due Gibson based on any Closing Document, including without limitation compensation due under his Employment Agreement or the Parent's obligation under the Cognovit Promissory Note.

6.3 Right to Defend; Notification.

Each indemnified party will promptly notify each indemnifying party of any claim, action or proceeding for which indemnification will be sought pursuant to this Agreement, and the indemnifying party or parties will have the right at its or their expense to assume the defense thereof; provided, however, that the indemnified party(ies) shall have the right to participate at its or their own expense with respect to any such claim, action or proceeding and that no such claim, action or shall be settled without the prior written consent of the indemnified party(ies). In connection with any such defense, the Parties agree to cooperate with each other and to provide each other with access to relevant books and records now or hereafter in their possession or control. Unless an indemnified party provides notice to an indemnifying party of any claim, action or proceeding for which indemnification will be sought on or before one (1) year from the date of Closing, the indemnification obligations under this Article VI with respect to any such unasserted claim, action, or proceeding shall cease and be of no force or effect.

6.4 Other Rights and Remedies Not Affected.

The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation, the right to seek specific performance, rescission, or restitution, none of which rights or remedies shall be affected or diminished hereby.

VII. MISCELLANEOUS

7.1 Publicity; Disclosure.

All press releases and other publicity and communications relating to the Transactions, and the method of release thereof, will require the mutual written approval of the Parties. Except as may be required under the Securities Laws, no Party will disclose the terms of the Transactions without the prior written consent of the other Parties, except to the extent such disclosure is required by Law or an Order, or is made to Representatives and advisors to the Parties, who shall be similarly bound.

7.2 Survival.

All representations, warranties, covenants, guarantees, and agreements contained in this Agreement shall remain operative and in full force and effect for a period of one (1) year, regardless of the results of any due diligence investigation made by or on behalf of any Party hereto, and shall survive the Closing Date for said period.

7.3 Descriptive Headings.

Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.4 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by either (1) certified express mail, postage paid, returned receipt requested, or (2) express delivery service or hand delivery with proof of such delivery, and shall be effective two business (2) days after such mailing or upon delivery, whichever is earlier, to the following addresses or other such addresses as the appropriate party may advise each other party hereto.

If to the Parent or SAC:

To: Corporate Vision, Inc.

3540 E. 31st Street, Suite 1

Tulsa, Oklahoma 74135

And To: Corporate Vision, Inc.

c/o: Richard D. Tuorto, Sr.

3 Broad Street, Suite 300

Charleston, SC 29410

And To: Robert J. Mottern, Esq.

Weizenecker, Rose, Mottern and Fisher, P.C.

1800 Peachtree Street, Suite 620

Atlanta, Georgia 30309

If to Gibson or Companies:

To: Stony's Trucking, Co., Inc

c/o: Gregory J. Gibson.

492 McClurg Road

Youngstown, Ohio 44512

And To: Paul J. Singerman, Esq.

Singerman, Mills, Desberg and Kauntz Co. LPA

30000 Chagrin Boulevard, Ste. 200

Pepper Pike, Ohio 44124

7.5 Binding Nature; Assignments.

This Agreement is binding upon, and inures to the benefit of the Parties and their respective heirs, successors and assigns. This Agreement may not be assigned without the prior written consent of the other Party.

7.6 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, remediation and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the state of Ohio, notwithstanding any choice-of-laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

7.7. Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the Parties in the Court of Common Pleas of Mahoning County, Ohio, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Northern District of Ohio, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

7.8 Payments.

Payments hereunder, if any, shall be made by checks drawn on clearing house funds. Payment of all other amounts due to any party under this Agreement will be made in immediately available funds by wire transfer or by certified or cashier's check.

7.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

7.10 Waiver.

The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a continuing waiver thereof or of any of such Party's rights hereunder.

7.11 Severability.

If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provisions hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

7.12 Further Actions and Assurances.

The Parties shall execute and deliver such additional documents and shall cause such additional action to be taken, before, on and after the Closing Date, as may be required, necessary or appropriate, to effect or evidence the provisions of this Agreement and the Transactions contemplated hereby, including without limitation all such documents and actions as may be required.

7.13 Termination.

(a) This Agreement may be terminated by:

(i) any Party if any Order, litigation, proceeding, or investigation to restrain or prohibit the consummation of the Transactions contemplated by this Agreement shall have been instituted or threatened prior to the Closing Date or if any Party reasonably believes that the consummation of such Transactions may result in any such Order, litigation, proceeding or investigation;

(ii) Parent, on the one hand, and Gibson or the Companies, on the other, if any of the conditions provided for in Article V, respectively, have not been satisfied in all material respects or waived by the party in whose favor the condition exists prior to Closing; or

(iii) any Party if the Transaction has not closed prior to March 10, 2002.

(b) In the event of termination and abandonment pursuant to this Section 7.13, written notice thereof will forthwith be given to the other party or parties, and the provisions of this Agreement (except to the extent provided herein or in Section 7.14) will terminate, and the Transactions will be abandoned, without further action by any party hereto. If this Agreement is terminated as provided herein, (i) each party will, upon request, return all documents, work papers and other materials provided in connection herewith to the party furnishing same; (ii) the confidentiality obligations of Article IV will continue to be enforceable and applicable; and (iii) except as provided in this Section (and in Sections 6.2 and 7.15), no party will have any liability for a breach of any representation, agreement, covenant or other provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any Representative or independent contractor thereof.

7.14 Remedies for Breach of Closing Documents.

In the event of a breach by any party to any of the Closing Documents, the nondefaulting party shall have such rights and remedies that as are stated in the applicable Closing Document or which a party to such Closing Document normally has at law or in equity, and nothing in this Agreement shall be deemed to waive, limit or impair such rights or remedies.

7.15 Expenses.

Except as otherwise specifically set forth herein, each of the Parties shall bear its own expenses in connection herewith, including all accounting, legal, appraisal fees, and settlement charges.

7.16 Entire Agreement; Amendment.

This Agreement and the closing documents, exhibits, schedules, and attachments specifically referred to or incorporated herein constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, among the Parties with respect to the subject matter hereof. Any amendment or modification to this Agreement must be in a writing duly executed by all of the Parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger and Reorganization as of the date first written.

THE PARENT

WITNESS: CORPORATE VISION, INC.

By: By:

Name: Gary L. Mays, Pres./CEO

WITNESS: STONY'S ACQUISITION CORP.

By: By:

Name: Gary L. Mays, Pres./CEO

THE SELLER

WITNESS: GREGORY J. GIBSON

By: By:

Name:

THE COMPANIES

WITNESS: STONY'S TRUCKING, CO

By:

Name: Gregory J. Gibson, Pres./CEO

WITNESS: B-RIGHT INTERMODAL TRANSPORTATION , INC.

By:

Name: Gregory J. Gibson, Pres./CEO

WITNESS: B-RIGHT TRUCKING CO.

By:

Name: Gregory J. Gibson, Pres./CEO